Exhibit 8.1

SUBSIDIARY LIST

Subsidiary	Jurisdiction of Incorporation
Colossus Shipping Co.	Marshall Islands
Cyborg Shipping Co.	Marshall Islands
Drax Shipping Co.	Marshall Islands
Elektra Shipping Co.	Marshall Islands
Gamora Shipping Co.	Marshall Islands
Hawkeye Shipping Co.	Marshall Islands
Nightwing Shipping Co.	Marshall Islands
Rocket Shipping Co.	Marshall Islands
Starfire Shipping Co.	Marshall Islands
Starlord Shipping Co.	Marshall Islands
Toro RBX Corp.	Marshall Islands
Vision Shipping Co.	Marshall Islands
Xavier Shipping Co.	Marshall Islands
Zatanna Shipping Co.	Marshall Islands